Exhibit 4.7


                                  AMENDMENT TO
                              THERATX, INCORPORATED
                      1994 STOCK OPTION/STOCK ISSUANCE PLAN
                   (AMENDED AND RESTATED AS OF MARCH 21, 1995)


         Pursuant to resolutions of the Board of Directors of TheraTx, Incorporated, dated February 9, 1997, Article Two "Discretionary Option Grant Program," Subsection III "Corporate Transactions/Changes in Control," Paragraph D of the TheraTx, Incorporated 1994 Stock Option/Stock Issuance Plan (Amended and Restated as of March 21, 1995)(the "Plan") is hereby amended to read as follows:

              D. (i) Any options which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall automatically accelerate (and any of the Corporation's outstanding repurchase rights which do not otherwise terminate at the time of the Corporate Transaction shall automatically terminate and the shares of Common Stock subject to those terminated rights shall immediately vest in full) in the event the Optionee's Service should subsequently terminate by reason of an "Involuntary Termination" (as defined below) within twenty-four (24) months following the effective date of such Corporate Transaction. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (a) the expiration of the option term or (b) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

                 (ii) For purposes of this paragraph, "Involuntary Termination" shall mean the termination of the Service of any individual, except those executive officers (the "Executive Officers") entitled to special severance benefits under the Corporation's Executive Officer Severance Policy, which occurs by reason of:

                     (a) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                     (b) such individual's voluntary resignation following (1) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (2) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (3) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.


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         The definition of Involuntary Termination for the Executive Officers
         will be governed by the Executive Officer Severance Policy approved by the Board on April 25, 1996.

Except as provided herein, the terms of the Plan will remain unchanged.


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